Pricing Supplement dated July 24, 2026	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Trigger Autocallable Contingent Yield Notes

$7,487,000 Notes Linked to the Common Stock of Amazon.com, Inc. due July 27, 2029

$17,231,000 Notes Linked to the Common Stock of Eli Lilly and Company due July 27, 2029

$13,212,600 Notes Linked to the Common Stock of Morgan Stanley due July 27, 2029

Investment Description

The Trigger Autocallabl Contingent Yield Notes (with respect to an offering, the “Notes”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of a class of equity securities of a specific company (with respect to an offering, the “Underlying”). We will pay a quarterly Contingent Coupon payment if the closing value of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for that quarter. We will automatically call the Notes early if the closing value of the Underlying on any quarterly Call Observation Date (beginning six months after the Trade Date) is greater than or equal to the Initial Underlying Value. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Value is greater than or equal to the Downside Threshold (which is the same value as the Coupon Barrier), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. However, if the Notes are not called prior to maturity and the Final Underlying Value is less than the Downside Threshold, we will pay you less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return, and you will lose up to 100% of the principal amount. Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which the Underlying closes below the Coupon Barrier. The Notes will not be automatically called if the Underlying closes below the Initial Underlying Value on a quarterly Call Observation Date. You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Value is less than the Downside Threshold. The contingent repayment of principal applies only at maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.

Features	Key Dates
❑	Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing value of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑	Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing value of the Underlying on any quarterly Call Observation Date (beginning six months after the Trade Date) is greater than or equal to the Initial Underlying Value. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the Final Underlying Value is greater than or equal to the Downside Threshold, we will repay the full principal amount at maturity. However, if by maturity the Notes have not been called and the Final Underlying Value is less than the Downside Threshold, we will pay less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return. Accordingly, you may lose a significant portion or all of the principal amount of the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	July 24, 2026
Settlement Date	July 29, 2026
Coupon Observation Dates[1]	Quarterly (see page 5)
Call Observation Dates[1]	Quarterly (callable after six months) (see page 5)
Final Valuation Date[1]	July 24, 2029
Maturity Date[1]	July 27, 2029
[1]	Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU COULD LOSE A SIGNIFICANT PORTION OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

Note Offerings

We are offering three separate Trigger Autocallable Contingent Yield Notes, each linked to a different Underlying. You may participate in one or more of the offerings. Each offering has its own terms, and references in this pricing supplement to the Notes, the Underlying or any terms of the Notes apply to each individual offering separately. The performance of the Notes in an offering will not depend upon the performance of the Notes in any other offering. The Notes will be issued in minimum denominations of $10, and integral multiples of $10 in excess thereof, with a minimum investment of $1,000. The Initial Underlying Value, Downside Threshold and Coupon Barrier for each offering were determined on the Trade Date.

Underlying	Contingent Coupon Rate	Initial Underlying Value*	Downside Threshold**	Coupon Barrier**	CUSIP / ISIN
Common stock of Amazon.com, Inc. (AMZN)	10.00% per annum	$232.11	$125.92, which is 54.25% of the Initial Underlying Value	$125.92, which is 54.25% of the Initial Underlying Value	78017Y292 / US78017Y2928
Common stock of Eli Lilly and Company (LLY)	10.10% per annum	$1,196.03	$598.02, which is 50.00% of the Initial Underlying Value	$598.02, which is 50.00% of the Initial Underlying Value	78017Y276 / US78017Y2761
Common stock of Morgan Stanley (MS)	10.00% per annum	$214.48	$111.53, which is 52.00% of the Initial Underlying Value	$111.53, which is 52.00% of the Initial Underlying Value	78017Y284 / US78017Y2845

* The closing value of the Underlying on the Trade Date

** Rounded to two decimal places

See “Additional Information about Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the product supplement no. 1B dated July 22, 2025 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the Common Stock of Amazon.com, Inc.	$7,487,000	$10.00	$149,740	$0.20	$7,337,260	$9.80
Notes Linked to the Common Stock of Eli Lilly and Company	$17,231,000	$10.00	$344,620	$0.20	$16,886,380	$9.80
Notes Linked to the Common Stock of Morgan Stanley	$13,212,600	$10.00	$264,252	$0.20	$12,948,348	$9.80

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.20 per Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is $9.78 per Note linked to the common stock of Amazon.com, Inc., $9.77 per Note linked to the common stock of Eli Lilly and Company and $9.73 per Note linked to the common stock of Morgan Stanley, each of which is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Product Supplement No. 1B dated July 22, 2025: https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Selected Purchase Considerations

The Notes may be appropriate for you if, among other considerations:

♦ You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦ You can tolerate the loss of a significant portion or all of the principal amount of the Notes and are willing to make an investment that may have the full downside market risk of the Underlying.

♦ You believe that the closing value of the Underlying will be greater than or equal to the Coupon Barrier on most or all of the Coupon Observation Dates and greater than or equal to the Downside Threshold on the Final Valuation Date.

♦ You are willing to make an investment whose return is limited to any Contingent Coupon payments paid on the Notes, regardless of any potential appreciation of the Underlying, which could be significant.

♦ You are willing to invest in the Notes based on the applicable Coupon Barrier and Downside Threshold percentage set forth on the cover page of this pricing supplement.

♦ You do not seek guaranteed current income from your investment and are willing to forgo the dividends paid on the Underlying.

♦ You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦ You fully understand and accept the risks associated with the Underlying.

♦ You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦ You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be appropriate for you if, among other considerations:

♦ You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦ You cannot tolerate the loss of a significant portion or all of the principal amount of the Notes, and you are not willing to make an investment that may have the full downside market risk of the Underlying.

♦ You believe that the closing value of the Underlying is likely to be below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦ You seek an investment that participates in the full appreciation in the value of the Underlying or that has unlimited return potential.

♦ You are unwilling to invest in the Notes based on the applicable Coupon Barrier and Downside Threshold percentage set forth on the cover page of this pricing supplement.

♦ You seek guaranteed current income from your investment or prefer to receive the dividends paid on the Underlying.

♦ You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦ You do not fully understand or accept the risks associated with the Underlying.

♦ You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦ You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Notes. For more information about the Underlying for each offering, see “Information about the Underlyings” below.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term:	Approximately three years, if not previously called
Underlyings:	The common stock of Amazon.com, Inc. (the “AMZN Underlying”), the common stock of Eli Lilly and Company (the “LLY Underlying”) and the common stock of Morgan Stanley (the “MS Underlying”). Each offering is linked to a single Underlying.
Contingent Coupon:

If the closing value of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the closing value of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Contingent Coupon Payment Date.

The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which will be a per annum rate as set forth below.

Contingent Coupon Rate:

10.00% per annum for Notes linked to the AMZN Underlying

10.10% per annum for Notes linked to the LLY Underlying

10.00% per annum for Notes linked to the MS Underlying

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlying.

Automatic Call Feature:	The Notes will be called automatically if the closing value of the Underlying on any Call Observation Date (beginning six months after the Trade Date and set forth on page 5) is greater than or equal to the Initial Underlying Value. If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) an amount per Note equal to $10 plus the Contingent Coupon payment otherwise due. No further amounts will be owed to you under the Notes.
Payment at Maturity:

If the Notes are not called and the Final Underlying Value is greater than or equal to the Downside Threshold (and the Coupon Barrier), we will pay you at maturity an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity an amount per Note equal to:

$10 + ($10 × Underlying Return)

In this scenario, you will lose a significant portion or all of the principal amount of the Notes in an amount proportionate to the negative Underlying Return.

Underlying Return:	Final Underlying Value – Initial Underlying Value Initial Underlying Value
Downside Threshold:	A percentage of the Initial Underlying Value, as specified on the cover of this pricing supplement
Coupon Barrier:	A percentage of the Initial Underlying Value, as specified on the cover of this pricing supplement
Initial Underlying Value:	The closing value of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Value:	The closing value of the Underlying on the Final Valuation Date
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Trade Date:	The Initial Underlying Value, Downside Threshold and Coupon Barrier for each offering were determined.

Quarterly:

If the closing value of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.

The Notes will be called if the closing value of the Underlying on any Call Observation Date (beginning six months after the Trade Date) is greater than or equal to the Initial Underlying Value. If the Notes are called, we will pay you an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

Maturity Date:

The Final Underlying Value is observed on the Final Valuation Date.

If the Notes are not called and the Final Underlying Value is greater than or equal to the Downside Threshold (and the Coupon Barrier), we will pay you at maturity an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity an amount per Note equal to:

$10 + ($10 × Underlying Return)

In this scenario, you will lose a significant portion or all of the principal amount of the Notes in an amount proportionate to the negative Underlying Return.

Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which the Underlying closes below the Coupon Barrier. The Notes will not be automatically called if the Underlying closes below the Initial Underlying Value on a quarterly Call Observation Date. You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Value is less than the Downside Threshold. The contingent repayment of principal applies only at maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

Coupon Observation Dates and Coupon Payment Dates*

Coupon Observation Dates	Coupon Payment Dates
October 26, 2026	October 28, 2026
January 25, 2027**	January 27, 2027
April 26, 2027	April 28, 2027
July 26, 2027	July 28, 2027
October 25, 2027	October 27, 2027
January 24, 2028	January 26, 2028
April 24, 2028	April 26, 2028
July 24, 2028	July 26, 2028
October 24, 2028	October 26, 2028
January 24, 2029	January 26, 2029
April 24, 2029	April 26, 2029
July 24, 2029	July 27, 2029

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

** Each Coupon Observation Date (other than the Final Valuation Date), starting from the second Coupon Observation Date, which is January 25, 2027, is a Call Observation Date. Thus, the first possible Call Settlement Date will be January 27, 2027.

Key Risks

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

♦	Your Investment in the Notes May Result in a Loss of Principal — The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, you will be exposed to the negative Underlying Return, and we will pay you less than your principal amount at maturity, if anything, resulting in a loss of principal of your Notes that is proportionate to the percentage decline in the value of the Underlying. Accordingly, you could lose a significant portion or all of the principal amount of the Notes.

♦	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

♦	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — The contingent repayment of principal applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss even if the value of the Underlying is above the Downside Threshold at the time of sale.

♦	You May Not Receive Any Contingent Coupons — We will not necessarily make periodic Contingent Coupon payments on the Notes. If the closing value of the Underlying on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing value of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes.

♦	You Will Not Participate in Any Appreciation of the Underlying, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the second Coupon Observation Date, the total return on the Notes could be minimal. On the other hand, if the Notes have not been previously called and if the value of the Underlying is less than the Initial Underlying Value, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the value of the Underlying to increase to the Initial Underlying Value. If the Notes are not called, you will be subject to the Underlying’s risk of decline.

♦	The Contingent Coupon Rate Reflects in Part the Volatility of the Underlying and May Not Be Sufficient to Compensate You for the Risk of Loss At Maturity — Volatility is a measure of the degree of variation in the value of the Underlying over a period of time. The greater the volatility of the Underlying, the more likely it is that the value of the Underlying could close below the Downside Threshold on the Final Valuation Date. This risk is generally reflected in a higher Contingent Coupon Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss. While the Contingent Coupon is a fixed amount, the Underlying’s volatility can change significantly over the term of the Notes. The value of the Underlying could fall sharply, which could result in missed Contingent Coupon payments and a significant loss of your principal amount.

♦	The Notes May Be Called Early and Are Subject to Reinvestment Risk — The Notes will be called automatically if the closing value of the Underlying is greater than or equal to the Initial Underlying Value on any Call Observation Date (beginning six months after the Trade Date). In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlying on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

♦	The Notes Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “What Are the Tax Consequences of the Notes?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

♦	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlying, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

♦	The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Notes at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the value of the Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the value of the Underlying. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the value of the Underlying;

♦	whether the value of the Underlying is below the Coupon Barrier or the Downside Threshold;

♦	the actual and expected volatility of the Underlying;

♦	the time remaining to maturity of the Notes;

♦	the dividend rate on the Underlying;

♦	interest and yield rates in the market generally, as well as in the markets of the Underlying;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Notes at issuance and affect the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Notes due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us, UBS and our respective affiliates may adversely affect the value of the Underlying and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlyings” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underlyings

♦	An Investment in the Notes Is Subject to Single Stock Risk — The value of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Underlying issuer and the Underlying for your Notes. For additional information about the Underlying and its issuer, please see “Information about the Underlyings” in this pricing supplement and the Underlying issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the Underlying issuer with the SEC.

♦	You Will Not Have Any Rights to the Underlying — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying.

♦	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of the Underlying. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlying. However, the Calculation Agent might not make adjustments in response to all such events that could affect the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

♦	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting the Underlying, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the Underlying upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the Underlying, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples are hypothetical and provided for illustrative purposes only. You should not take these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions:

Principal Amount:	$10
Term:	Approximately three years
Hypothetical Contingent Coupon Rate*:	6.00% per annum (or 1.50% per quarter)
Hypothetical Contingent Coupon*:	$0.15 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after six months)
Hypothetical Initial Underlying Value*:	$100.00
Hypothetical Coupon Barrier*:	$90.00 (which is 90% of the hypothetical Initial Underlying Value)
Hypothetical Downside Threshold*:	$90.00 (which is 90% of the hypothetical Initial Underlying Value)

* Not the actual Contingent Coupon Rate, Initial Underlying Value, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Contingent Coupon Rate, Initial Underlying Value, Coupon Barrier and Downside Threshold for each offering are set forth on the cover page of this pricing supplement.

Example 1 — Notes Are Called on the Second Coupon Observation Date.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$110.00 (at or above Initial Underlying Value)	$0.15 (Contingent Coupon – Not callable)
Second Coupon Observation Date	$105.00 (at or above Initial Underlying Value)	$10.15
	Total Payment:	$10.30 (3.00% return)

Since the Notes are called on the second Coupon Observation Date (which is the first Coupon Observation Date on which the Notes are callable), we will pay you on the Call Settlement Date a total of $10.15 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.15 received in respect of the prior Coupon Observation Date, we will have paid you a total of $10.30 per Note, for a total return of 3.00% on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Underlying Value Is at or above the Downside Threshold.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Underlying Value)	$0.15 (Contingent Coupon – Not callable)
Second Coupon Observation Date	$55.00 (below Coupon Barrier)	$0.00 (Not called)
Third Coupon Observation Date	$50.00 (below Coupon Barrier)	$0.00 (Not called)
Fourth through Eleventh Coupon Observation Dates	Various (below Coupon Barrier)	$0.00 (Not called)
Final Valuation Date	$95.00 (at or above Downside Threshold and Coupon Barrier; below Initial Underlying Value)	$10.15 (Payment at Maturity)
	Total Payment:	$10.30 (3.00% return)

At maturity, we will pay you a total of $10.15 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.15 received in respect of the prior Coupon Observation Date on which a Contingent Coupon was paid, we will have paid you a total of $10.30 per Note, for a total return of 3.00% on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Value Is below the Downside Threshold.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	$52.50 (below Coupon Barrier)	$0.00 (Not callable)
Second Coupon Observation Date	$57.50 (below Coupon Barrier)	$0.00 (Not called)
Third Coupon Observation Date	$55.00 (below Coupon Barrier)	$0.00 (Not called)
Fourth through Eleventh Coupon Observation Dates	Various (below Coupon Barrier)	$0.00 (Not called)
Final Valuation Date	$40.00 (below Downside Threshold and Coupon Barrier)	$10.00 + ($10.00 × Underlying Return) = $10.00 + ($10.00 × -60%) = $10.00 – $6.00 = $4.00 (Payment at Maturity)
	Total Payment:	$4.00 (-60.00% return)

Since the Notes are not called and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity $4.00 per Note, for a loss of 60.00% on the Notes. No Contingent Coupon payments are payable over the term of the Notes.

The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value is less than the Downside Threshold, you will be exposed to the negative Underlying Return, and we will pay you less than your principal amount at maturity, if anything, resulting in a loss of principal of your Notes that is proportionate to the percentage decline in the value of the Underlying.

Your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

What Are the Tax Consequences of the Notes?

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Notes.

Information about the Underlyings

Each Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Underlying can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Underlying	Exchange Ticker	Exchange	SEC File Number
AMZN Underlying	AMZN	Nasdaq Stock Market	000-22513
LLY Underlying	LLY	New York Stock Exchange	001-06351
MS Underlying	MS	New York Stock Exchange	001-11758

According to publicly available information:

•	Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers subscription services; offers programs that enable sellers to sell their products in its stores and fulfill orders using its services; offers developers and enterprises a set of on-demand technology services, including compute, storage, database, analytics, artificial intelligence and machine learning, and other services; offers programs that allow authors, independent publishers, musicians, filmmakers, Twitch streamers, skill and app developers and others to publish and sell content; and provides advertising services to sellers, vendors, publishers, authors and others, through programs such as sponsored ads, display and video advertising.

•	Eli Lilly and Company discovers, develops, manufactures and markets human pharmaceutical products.

•	Morgan Stanley is a financial services firm that advises, and originates, trades, manages and distributes capital for governments, institutions and individuals.

Historical Information

The following graphs set forth historical closing values of the Underlying for each offering for the period from January 1, 2016 to July 24, 2026. Each solid line represents the Coupon Barrier and Downside Threshold of the relevant Underlying. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. The historical performance of the Underlying should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Underlying will result in the return of all of your initial investment.

Common Stock of Amazon.com, Inc.

■ Coupon Barrier / Downside Threshold = 54.25% of the Initial Underlying Value

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Eli Lilly and Company

■ Coupon Barrier / Downside Threshold = 50.00% of the Initial Underlying Value

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Morgan Stanley

■ Coupon Barrier / Downside Threshold = 52.00% of the Initial Underlying Value

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement.

UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Notes.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately seven months after the Settlement Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Notes

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.